April 26, 2007
Kimco Realty Corporation
3333 New Hyde Park Road
New Hyde Park, New York 11042-0020

Re:	Kimco Realty Corporation
$300,000,000 Aggregate Principal Amount of 5.70% Senior Notes due 2017
Ladies and Gentlemen:
     We have acted as special counsel to Kimco Realty Corporation, a Maryland corporation (the “Company”), in connection with the issuance of $300,000,000 aggregate principal amount of 5.70% Senior Notes due 2017 (the “Notes”), pursuant to (i) an indenture dated as of September 1, 1993 (the “Base Indenture”), as amended by the First Supplemental Indenture, dated as of August 9, 1994, the Second Supplemental Indenture, dated as of April 7, 1995, the Third Supplemental Indenture, dated as of June 2, 2006 and the Fourth Supplemental Indenture, dated as of April 26, 2007 (the Base Indenture, as amended, the “Indenture”), between the Company and The Bank of New York (as successor to IBJ Schroder Bank & Trust Company), as trustee; (ii) an officers’ certificate dated April 26, 2007 setting forth the terms of the Notes; (iii) a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 9, 2006 (File No. 333-133908), as amended (the “Registration Statement”); (iv) a base prospectus contained therein, dated May 8, 2006, as supplemented by a prospectus supplement, dated April 23, 2007, filed with the Commission pursuant to Rule 424(b) under the Act (together, the “Prospectus”); and (v) an underwriting agreement, dated April 23, 2007, among Banc of America Securities LLC, Citigroup Global Markets Inc., J.P. Morgan Securities Inc., UBS Securities LLC and the Company, as supplemented by the Terms Agreement, dated April 23, 2007 (the “Underwriting Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Notes.
     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to

Kimco Realty Corporation
April 26, 2007

any matters of municipal law or the laws of any local agencies within any state. Various issues concerning the laws of the State of Maryland are addressed in the opinion of Venable LLP, which has been separately provided to you and attached hereto as Exhibit A. We express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusion expressed herein, we have, with your consent, assumed such matters.
     Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Notes have been duly executed, issued, and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement, the Notes will have been duly authorized by all necessary corporate action of the Company and will be legally valid and binding obligations of the Company enforceable against the Company in accordance with their terms.
     Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion with respect to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) the waiver of rights or defenses contained in Section 514 of the Base Indenture, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) any provision permitting, upon acceleration of the Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, and (f) the severability, if invalid, of provisions to the foregoing effect. We express no opinion or confirmation as to federal or state securities laws, tax laws, antitrust or trade regulation laws, insolvency or fraudulent transfer laws, antifraud laws, compliance with fiduciary duty requirements, stock exchange rules and environmental laws (without limiting other laws excluded by customary practice).
     With your consent, we have assumed (a) that the Indenture and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

Kimco Realty Corporation
April 26, 2007

     This opinion is for your benefit in connection with the issuance of the Notes and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated April 26, 2007 and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Latham & Watkins LLP

Kimco Realty Corporation
April 26, 2007

Exhibit A
Opinion of Venable LLP
(attached)

Exhibit A
April 26, 2007
Kimco Realty Corporation
3333 New Hyde Park Road
P.O. Box 5020
New Hyde Park, New York 11042
     Re: 5.70% Senior Notes Due 2017
Ladies and Gentlemen:
          We have served as Maryland counsel to Kimco Realty Corporation, a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration of $300,000,000 of the 5.70% Senior Notes Due 2017 of the Company (the “Notes”). The Notes are covered a Registration Statement on Form S-3 (File No. 333-133908), and all amendments thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”) on May 9, 2006.
          In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):
          1. The Registration Statement and the related prospectus included therein in the form in which they were transmitted to the Commission under the 1933 Act;
          2. The Prospectus Supplement in the form in which it was transmitted to the Commission under the 1933 Act on April 24, 2007;
          3. The charter of the Company, certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);
          4. The Bylaws of the Company, certified as of the date hereof by an officer of the Company;
          5. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

Kimco Realty Corporation
April 27, 2007

          6. Resolutions adopted by the Board of Directors of the Company, and a duly authorized committee thereof, relating to, among other matters, the registration and issuance of the Notes, certified as of the date hereof by an officer of the Company;
          7. A certificate executed by an officer of the Company, dated as of the date hereof; and
          8. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.
          In expressing the opinion set forth below, we have assumed the following:
          1. Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.
          2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.
          3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.
          4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.
          Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

Kimco Realty Corporation
April 27, 2007

          1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.
          2. The issuance of the Notes has been duly authorized by all necessary corporate action on the part of the Company.
          The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.
          The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.
          This opinion is being furnished to you for submission to the Commission as an exhibit to the opinion of Latham & Watkins LLP filed as an exhibit to the Company’s Current Report on Form 8-K, filed the date hereof. We hereby consent to the filing of this opinion as an exhibit to the opinion of Latham & Watkins LLP, to reliance on this opinion by Latham & Watkins LLP in connection with its opinion and to the use of the name of our firm in the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.
Very truly yours,

/s/ Venable LLP